Exhibit 99

Harry E. Wren
Asst. Treasurer/Director
Investor Relations
Sears, Roebuck and Co.
3333 Beverly Road,  BSC B5-336B
Hoffman Estates, Illinois 60179
847-286-1468
Fax 847-286-7829



FOR IMMEDIATE RELEASE
October 16, 1996




      SEARS POSTS RECORD 1996 THIRD-QUARTER EARNINGS;
 INCOME UP 22.3 PERCENT ON REVENUE INCREASE OF 7.4 PERCENT


HOFFMAN ESTATES, ILL. -- Sears, Roebuck and Co. today reported that third-quarter 1996 income increased 22.3 percent to a record $279 million, or $0.68 per common share, from $228 million, or $0.56 per common share, in third-quarter 1995.

Income from continuing operations for the first nine months of 1996 rose 23.6 percent to $704 million, or $1.71 per common share, from $570 million, or $1.40 per common share, in the same period of 1995.

Revenues in the third quarter of 1996 were $9.07 billion, a 7.4 percent increase over revenues of $8.44 billion in the third quarter of 1995. For the first nine months, revenues were $26.19 billion, up 8.6 percent from revenues of $24.13 billion in the same period last year.

"Customers have responded enthusiastically to our department store renovations, broader assortments and quality brands, especially in apparel, and are heavily shopping our off-the-mall stores," said Sears Chairman and Chief Executive Officer Arthur C. Martinez. "Our excellent revenue growth, improved domestic gross margins and strong credit business led to record third-quarter earnings."


Strong domestic merchandising operations; credit revenues up 19 percent

Income from domestic operations for the third quarter of 1996 rose 24.3 percent to $292 million, from $235 million in the third quarter of 1995. Domestic operations income for the first nine months of 1996 increased 25.7 percent to $745 million, from $593 million in the same period of 1995. "The outstanding performance of our department stores during the third quarter and first nine months is a credit to the hard work of our associates, and shows the progress we've made in revitalizing our mall-based business," Martinez said.

Third-quarter domestic operations revenues were $8.28 billion, an 8.4 percent increase over $7.65 billion in the 1995 period. The improvement was driven by a 19.0 percent increase in credit revenues and a 7.0 percent increase in domestic merchandising revenues. Nine-month revenues for domestic operations were $23.93 billion, up 9.5 percent over revenues of $21.84 billion for the same period in 1995.

The increase in domestic credit revenues reflected higher receivable balances resulting from strong merchandise sales and the impact of uniform pricing. The improvement in credit revenues, coupled with reduced funding rates, improved net interest margin. This gain was partially offset by an increase in the provision for uncollectible accounts, due to growth in the credit receivables portfolio as well as increased delinquencies and personal bankruptcies.


Gross margins and expenses improve despite competition

Domestic gross margins as a percent of merchandising sales and services increased to 26.1 percent in the third quarter of 1996 from 25.6 percent in the comparable 1995 period. Martinez said that the gross margin rate benefited from a shift in sales to higher margin apparel merchandise, improved logistics costs and savings from strategic sourcing initiatives.

Domestic operations selling and administrative expense as a percent of revenues improved to 20.9 percent in the third quarter from 21.2 percent in the comparable 1995 period, as a result of strong revenue growth coupled with continued emphasis on controlling expenses and leveraging the fixed cost base.

"We are pleased with our overall operating performance," Martinez said, "because it demonstrates that our merchandising and cost containment strategies are working well in today's competitive retail environment."


Economic and competitive pressures affect international operations

International operations, which consist of merchandising and credit operations in Canada and Mexico, posted a third-quarter 1996 net loss of $13 million, compared with a loss of $7 million in third-quarter 1995. In the third quarter, Sears Canada recorded $17 million (pre-tax, before minority interest) of expense related to its previously announced restructuring plan, which is part of it's on-going cost containment program. This charge reduced quarterly net income by 2 cents per share. When fully implemented, the plan is projected to generate annual pre-tax savings of $35 to $45 million (before minority interest).

For the first nine months of 1996, international operations had a loss of $41 million, compared with a loss of $23 million in 1995, as both Canada and Mexico continue to suffer from weak economic conditions and competitive pressures.

Net income for the first nine months of 1995, which included the discontinued operations of Allstate Insurance Group and Homart Development Co., was $1.35 billion, or $3.38 per common share. Sears distributed its 80.3 percent ownership in Allstate on June 30, 1995 to Sears common shareholders through a tax-free dividend. Sears also completed the divestiture of Homart in December 1995, which did not result in a gain or loss for the Company.

Through its network of more than 800 mall-based department stores and 1,500 off-the-mall stores, Sears provides apparel, home and automotive products and services for families throughout North America, serving more than 50 million households.

                            SEARS, ROEBUCK AND CO.
                             CONSOLIDATED INCOME


                                          Three Months Ended
(millions, except per                   Sept. 28,    Sept. 30,  Percent
  common share data)                        1996        1995 *   Change

Revenues
 Merchandise sales and services        $    7,965   $    7,491      6.3
 Credit revenues                            1,102          949     16.2
      Total revenues                        9,067        8,440      7.4

Costs and expenses
 Cost of sales, buying and occupancy        5,903        5,585      5.7
 Selling and administrative                 1,933        1,809      6.8
 Depreciation and amortization                173          143     21.5
 Provision for uncollectible accounts         286          187     53.3
 Interest                                     326          342     (4.8)
       Total costs and expenses             8,621        8,066      6.9

Operating income                              446          374     19.3
Other income                                   17            9     96.6

Income before income taxes                    463          383     21.1

Income taxes                                  184          155     19.4

Income from continuing operations             279          228     22.3

Income from discontinued operations,
 net of income taxes                           -            -

Net income                             $      279   $      228     22.3

Income from continuing operations
   consists of:
 Domestic operations                   $      292   $      235     24.3
 International operations                     (13)          (7)

Income from continuing operations      $      279   $      228     22.3

Earnings per common share, after
  allowing for dividends on preferred shares:
    Income from continuing operations  $     0.68   $     0.56
    Discontinued operations                           -            -

Net income                             $     0.68   $     0.56

 Average common and common
  equivalent shares outstanding             398.4        396.0


* Certain reclassifications have been made to 1995 balances to conform with current year presentation.



                                           Nine Months Ended
(millions, except per                   Sept. 28,    Sept. 30,  Percent
  common share data)                        1996        1995 *   Change

Revenues
 Merchandise sales and services        $   22,929   $   21,330      7.5
 Credit revenues                            3,265        2,799     16.6
      Total revenues                       26,194       24,129      8.6

Costs and expenses
 Cost of sales, buying and occupancy       17,098       15,987      6.9
 Selling and administrative                 5,659        5,249      7.8
 Depreciation and amortization                502          420     19.9
 Provision for uncollectible accounts         794          521     52.4
 Interest                                   1,013        1,024     (1.1)
       Total costs and expenses            25,066       23,201      8.0

Operating income                            1,128          928     21.6
Other income                                   44           20       -

Income before income taxes                  1,172          948     23.6

Income taxes                                  468          378     23.8

Income from continuing operations             704          570     23.6

Income from discontinued operations,
 net of income taxes                           -           776       -

Net income                             $      704   $    1,346    (47.7)

Income from continuing operations
   consists of:
 Domestic operations                   $      745   $      593     25.7
 International operations                     (41)         (23)      -

Income from continuing operations      $      704   $      570     23.6

Earnings per common share, after
  allowing for dividends on preferred shares:
    Income from continuing operations  $     1.71   $     1.40
    Discontinued operations                    -          1.98

Net income                             $     1.71   $     3.38

Average common and common
  equivalent shares outstanding             399.3        392.8


  * Certain reclassifications have been made to 1995 balances to conform with current year presentation.
                          SEARS, ROEBUCK AND CO.
              SUPPLEMENTARY DOMESTIC OPERATIONS INFORMATION


                                               Three Months Ended
                                              Sept. 28,    Sept. 30,
 (millions, except number of stores)            1996         1995 *

 Revenues
  Domestic merchandising sales
    and services                           $    7,258   $    6,783
  Domestic credit revenues                      1,026          863
    Total revenues                              8,284        7,646

 Costs and Expenses
  Cost of sales, buying and occupancy           5,363        5,045
  Selling and administrative                    1,731        1,617
  Depreciation and amortization                   155          126
  Provision for uncollectible accounts            272          172
  Interest                                        285          295
    Total costs and expenses                    7,806        7,255

 Operating income - Domestic operations    $      478   $      391


 Comparable store sales increase                  3.8%         5.4%

 Gross margin ratio                              26.1%        25.6%

 Selling and administrative expense ratio        20.9%        21.2%







                                               Nine Months Ended
                                              Sept. 28,    Sept. 30,
 (millions, except number of stores)            1996         1995 *

 Revenues
  Domestic merchandising sales
    and services                           $   20,905   $   19,310
  Domestic credit revenues                      3,021        2,531
    Total revenues                             23,926       21,841

 Costs and Expenses
  Cost of sales, buying and occupancy          15,529       14,431
  Selling and administrative                    5,103        4,708
  Depreciation and amortization                   451          371
  Provision for uncollectible accounts            753          487
  Interest                                        880          880
    Total costs and expenses                   22,716       20,877

 Operating income - Domestic operations    $    1,210   $      964


 Comparable store sales increase                  5.9%         4.3%

 Gross margin ratio                              25.7%        25.3%

 Selling and administrative expense ratio        21.3%        21.6%



 Pretax LIFO charge                        $       36   $       24

 Domestic inventories  -  FIFO             $    5,573   $    5,089
                       -  LIFO             $    4,825   $    4,372


                                                Three Months Ended
                                               Sept. 28,    Sept. 30,
 Domestic credit revenues:                       1996         1995 *
  Gross finance charges and other revenues $    1,115   $      942
  Funding cost on securitized receivables         (89)         (79)
    Total                                  $    1,026   $      863



                                                Nine Months Ended
                                               Sept. 28,    Sept. 30,
 Domestic credit revenues:                       1996         1995*
  Gross finance charges and other revenues $    3,272   $    2,778
  Funding cost on securitized receivables        (251)        (247)
    Total                                  $    3,021   $    2,531



                                                   Balances At
                                               Sept. 28,    Sept. 30,
 Domestic credit receivables:                    1996         1995*
  Gross credit card receivables            $   24,637   $   21,902
  Receivable balances sold                     (5,323)      (4,404)
  Owned credit card receivables            $   19,314   $   17,498



 Domestic merchandising stores:           Mall Stores
                                 Large Sized    All Other      Total

  December 30, 1995                   425         381          806
  Opened                               12          -            12
  Closed                               (1)         (5)          (6)
  Sept. 28, 1996                      436         376          812



                                Off-the-Mall       Gross
                                  Stores        Square Feet

  December 30, 1995                 1,500          133.5
  Opened                              216            7.0
  Closed                              (63)          (1.4)
  Sept. 28, 1996                    1,653          139.1




 * Certain reclassifications have been made to 1995 balances to conform with current year presentation.


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